                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549



                                  SCHEDULE 13G

                   Under the Securities Exchange Act of 1934

                                (Amendment No. )

                          Essex Property Trust, Inc.
-------------------------------------------------------------------------------
                                (Name of Issuer)

                                 Common Stock
-------------------------------------------------------------------------------
                         (Title of class of securities)

                                  297178105
-------------------------------------------------------------------------------
                                 (CUSIP number)


     Check the following box if a fee is being paid with this statement /x / (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7).


     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the notes).

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CUSIP No.   297178105                    13G                  Page 2 of 8 Pages
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-------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Morgan Stanley Group Inc.
              IRS #13-283-8891

-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a) [ ]
                                                                   (b) [ ]
-------------------------------------------------------------------------------
      3      SEC USE ONLY


-------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION

              The State of organization is Delaware
-------------------------------------------------------------------------------
                               5    SOLE VOTING POWER
                                                 0
  NUMBER OF                    ------------------------------------------------
   SHARES                      6    SHARED VOTING POWER
 BENEFICIALLY                               86,100
  OWNED BY                     ------------------------------------------------
    EACH                       7    SOLE DISPOSITIVE POWER
  REPORTING                                      0
 PERSON WITH                   ------------------------------------------------
                               8    SHARED DISPOSITIVE POWER
                                           448,300
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              448,300
-------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

                  5.09%
-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
               IA, CO
-------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT !

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CUSIP No.    297178105                         13G            Page 3 of 8 Pages
---------------------------                                   -----------------

-------------------------------------------------------------------------------
      1      NAME OF REPORTING PERSONS
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              Morgan Stanley Asset Management Inc.
              IRS #13-304-0307
-------------------------------------------------------------------------------
      2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                 (a) [ ]
                                                                 (b) [ ]

-------------------------------------------------------------------------------
      3      SEC USE ONLY


-------------------------------------------------------------------------------
      4      CITIZENSHIP OR PLACE OF ORGANIZATION

              The state of organization is Delaware.
-------------------------------------------------------------------------------
                           5    SOLE VOTING POWER
                                              0
  NUMBER OF                ----------------------------------------------------
   SHARES                  6    SHARED VOTING POWER
 BENEFICIALLY                            86,100
  OWNED BY                 ----------------------------------------------------
    EACH                   7    SOLE DISPOSITIVE POWER
  REPORTING                                   0
 PERSON WITH               ----------------------------------------------------
                           8    SHARED DISPOSITIVE POWER
                                        448,300
-------------------------------------------------------------------------------
      9      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                 448,300
-------------------------------------------------------------------------------
     10      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN
             SHARES*


-------------------------------------------------------------------------------
     11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

               5.09%
-------------------------------------------------------------------------------
     12      TYPE OF REPORTING PERSON*
              IA,CO
-------------------------------------------------------------------------------

                    * SEE INSTRUCTIONS BEFORE FILLING OUT !

---------------------------                                   -----------------
CUSIP No.  297178105              13G                         Page 4 of 8 Pages
---------------------------                                   -----------------

Item  1 (a)                 Name of Issuer
-----------                 ---------------------------------------------------
                            Essex Property Trust, Inc.

Item  1 (b)                 Address of issuer's principal executive offices
-----------                 ---------------------------------------------------
                            777 California Avenue
                            Palo Alto, California  94304


Item  2 (a)                 Name of person filing
-----------                 ---------------------------------------------------

                        (a) Morgan Stanley Group Inc.
                        (b) Morgan Stanley Asset Management Inc.


Item  2 (b)                 Principal business office
-----------                 ---------------------------------------------------

                        (a) 1585 Broadway
                            New York, New York 10036

                        (b) 1221 Avenue of the Americas
                            New York, New York 10020

Item  2 (c)                 Citizenship
-----------                 ---------------------------------------------------

                            Incorporated by reference to Item 4 of the cover page pertaining to each reporting person.

Item  2 (d)                 Title of class of Securities
-----------                 ---------------------------------------------------

                            Common Stock

Item  2 (e)                 Cusip No.
-----------                 ---------------------------------------------------
                            297178105


 Item    3              (a) Morgan Stanley Group Inc.  is (e) an Investment
-----------                 Adviser registered under section 203 of the
                            Investment Advisers Act of 1940.

                        (b) Morgan Stanley Asset Management Inc. is (e) an
                            Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940.

 Item    4                  Ownership
-----------                 ---------------------------------------------------

                            Incorporated by reference to Items (5)-(9) and (11) of the cover page.

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CUSIP No.  297178105                    13G                   Page 5 of 8 Pages
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Item    5            Ownership of 5 Percent or Less of a Class
-----------          ----------------------------------------------------------

                     Inapplicable

Item    6            Ownership of More than 5 Percent on Behalf of Another
-----------          Person
                     ----------------------------------------------------------

                     Accounts managed on a discretionary basis by Morgan Stanley Asset Management Inc., a wholly owned subsidiary of Morgan Stanley Group Inc., are known to have the right to receive or the power to direct the receipt of dividends from, or the proceeds from, the sale of such securities. No such account holds more than 5 percent of the class.


Item    7            Identification and Classification of the Subsidiary Which
----------           Acquired the Security Being Reported on By the Parent
                     Holding Company
                     ----------------------------------------------------------

                     Inapplicable

Item    8            Identification and Classification of Members of the Group
----------           ----------------------------------------------------------

                     Inapplicable

Item    9            Notice of Dissolution of Group
----------           ----------------------------------------------------------

                     Inapplicable

Item    10           Certification
----------           ----------------------------------------------------------

                     By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

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CUSIP No.   297178105                     13G                 Page 6 of 8 Pages
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                       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


           Date:       February 14, 1997

           Signature:  /s/ PETER A. NADOSY
                       --------------------------------------------------------
           Name/Title: Peter A. Nadosy/Vice Chairman
                       --------------------------------------------------------
                       MORGAN STANLEY ASSET MANAGEMENT INC.

           Date:       February 14, 1997

           Signature:  /s/ EDWARD J. JOHNSEN
                       --------------------------------------------------------

           Name/Title: Edward J. Johnsen/Vice President Morgan Stanley & Co.
                       Incorporated
                       --------------------------------------------------------
                       MORGAN STANLEY GROUP INC.



                       INDEX TO EXHIBITS                                    PAGE
                       -----------------                                    ----


           EXHIBIT  1  Agreement to Make a Joint Filing                        7



           EXHIBIT  2  Secretary's Certificate Authorizing Edward J. Johnsen   8
                       to Sign on behalf of Morgan Stanley Group Inc.